Exchange Traded Fund Services Fee Schedule

Fund Custody, Fund Accounting, Fund Administration and
Transfer Agency Services

Prepared for AdvisorShares Trust

February 2009

February 2008

I. Custody Services

US Safekeeping/Securities Processing/Income Collection/Reporting

.75 basis points annually on the first $1 billion in gross adjusted assets.

.50 basis points annually on the excess over $1 billion in total gross adjusted assets.

US Securities Transaction Charges

$ 5 Automated Book-Entry Settlements/Paydowns (DTC/FRB)

$10 Manual Book-Entry Settlements/Paydowns (DTC/FRB)

$15 Physical Settlements, Options, Futures, and Other Derivatives (applies to custody or accounting related derivative activity)

$8 For wires not related to securities transactions and checks requested to pay corporate expenses.

II. ETF and Transfer Agent Services

.75 basis points on total assets

ETF Services Include:
•	Daily calculation of standard baskets/sleeves based on investment manager supplied portfolio file
- Custom or industry standard cash component calculation
- Custom or industry standard cash flattening capability
•	As needed calculation of restricted security custom baskets
•	As needed publication of manager supplied true custom baskets for tax-management purposes
•	File dissemination to Client, Sub-advisors, Exchange, Indicative NAV Agent and NSCC for broadcast purposes
•	Basket revaluation and file dissemination for settlement purposes
•	Global Basket Collateral Processing
•	ETF Interface – On-line Access for APs and Distributor to facilitate Creation/Redemption order processing activity.

Authorized Participant Creation/Redemption Unit Transaction Charges*

The minimum Creation/Redemption Unit Transaction fee will be $500. Fees for Creation/Redemption Units to be paid by the Authorized Participants will be calculated as follows to the next highest $500 increment:

$ 5 per Book-Entry eligible security settled via the NSCC's CNS system.
$15 per security for "in-kind" settlements settled outside the NSCC, and all physical settlements, including options, futures, and other derivatives.

III. Fund Accounting and Fund Administration Services

Fund Accounting - Daily Pricing and General Ledger Bookkeeping*

2.0 basis points annually on the first $1 billion in gross adjusted assets.

1.5 basis points annually on the next $1.5 billion in total gross adjusted assets.

1.0 basis point on the excess over $2.5 billion in total gross adjusted assets

 Fund Accounting Services, include:
•	Daily NAV Calculation
•	Daily Valuation/Securities Pricing/Fair Value
•	Master Feeder/Fund-of-Fund/ETF/Shadow Accounting
•	Maintaining Books and Records
•	Reconciliations
•	Cash Availability
•	Net Asset Value Dissemination
•	Internet-Based Access to Fund Accounting Data
–      Extensive, Flexible and Customizable Reporting
–      Data Available in Exportable Format

Fund Administration Services

3.0 basis points annually on the first $1 billion in gross adjusted assets.

2.5 basis points annually on the next $1.5 billion in total gross adjusted assets.

2.0 basis point on the excess over $2.5 billion in total gross adjusted assets.

Fund Administration Services, include:

Financial Reporting:
•	Prepare semi-annual and annual reports to shareholders.
•	Prepare quarterly portfolios.
•	Prepare Form N-SAR.
•	Assist in the preparation and filing of other periodic reports to the SEC including Forms N-CSR and N-Q.

Tax Services:
•	Prepare federal, state, and local income tax returns in coordination with independent accountants.
•	Calculate required IRC Subchapter M and excise tax distributions.
•	Prepare workpapers documenting book-to-tax differences, including:
•	Wash sale deferrals, reversals and reclasses.
•	Post-October analysis for capital gain/loss and currency gain/loss.
•	IRC Section 1256 adjustments.
•	Analysis for investments in client identified PFICs.
•	Market discount reclass analysis for municipal funds.
•	Prepare and file tax extensions.
•	Prepare year-end shareholder tax information.
•	Prepare and file 1099-MISC forms for Director compensation.

Portfolio Compliance:
•	Test compliance by the Fund with its policies and restrictions as delineated in its Prospectus and the Investment Company Act of 1940.
•	Test compliance with IRC quarterly and annual tests, including distributions, qualified income and diversification.

Corporate Governance
•	Prepare regular Board of Director meeting packages.
•	Attend shareholder and Board meetings.
•	Maintain regulatory calendar.
•	Maintain minute books and general corporate records.

Other Administration Services
•	Assist in obtaining Fidelity Bond and E&O/D&O insurance coverage.
•	Assist in the preparation and filing of other periodic reports to the SEC including Form N-PX
•	Respond to inquiries from the SEC and other regulatory authorities.
•	Establish expense accruals, maintain expense files and coordinate payment of invoices.
•	Prepare statistical reports for information services.
•	Calculate and maintain standard SEC yield and total return information.

Minimum Annual Fund Accounting and Fund Administration Services Fee

There is a minimum annual fund accounting and fund administration services fee of $125,000 per fund.

To support Advisors Shares Trust during the launch of the ETF trusts, BNY Mellon will support a tiered annual minimum structure from inception of the funds as follows:

Months from inception of Funds	Monthly Minimum	Annual Minimum
0-3 months	waived	waived
3-6 months	$5,208	$15,624
6-12 months	$7,813	$46,875
12-18 months	$7,813	$46,875
18-24 months	$7,813	$46,875
+24 months	$10,417	$125,000

Out-of-Pocket Expenses

Out-of-Pocket expenses will be passed through to AdvisorShares. These expenses include, but are not limited to, cost of obtaining prices for security valuations (including manual broker quotes), data feeds to support portfolio compliance services, Federal Reserve charges related to securities transactions, postage, courier expense, insurance on physical transfer items, registration fees, stamp duties, telex charges, custody reporting and custom programming, proxy voting expense, attendance at closings, telecommunication charges, etc. These expenses will be billed to the client as they are incurred.

Billing
All fees will be billed on a monthly basis in arrears. Fees not paid within 60 days of the date of the invoice will be subject to a late charge of 1.5% per month.

Interest on US Dollar Overdrafts

Overdrafts, excluding bank errors, will be computed at 1.5% above the Federal Funds rate on the day of the overdraft and billed monthly.

Terms and Conditions

•	BNY Mellon reserves the right to amend the fees from those quoted should the actual business awarded differ significantly to the information on which this proposal was based.
•	All of the information contained within this schedule is confidential and should not be made available to third parties without receiving prior approval from BNY Mellon.
•	Once signed the proposal shall remain valid for a period of not less than 3 (three) years.
•	Should AdvisorShares terminate its relationship with BNY Mellon within two years of the inception of the funds AdvisorShares will be required to reimburse BNY Mellon for waived minimum fund fees.

Accepted By AdvisorShares:		Accepted By BNY Mellon:

Signature:	/s/ Dan S. Ahrens	/s/ Andrew Pfeifer

Date:	7-28-09	7/30/09

Name:	Dan S. Ahrens	Andrew Pfeifer

Title:	Secretary & CCO	Vice President